Exhibit 4.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE SUCH INFORMATION (I) IS NOT MATERIAL, (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED, AND (III) IS THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

GAME DEVELOPMENT SERVICES AGREEMENT

Game Development Services Agreement (“the Agreement”) is effective as of October 1, 2023 (the “Effective Date”), by and between:

DoubleDown Interactive LLC, a limited liability company organized and existing under the laws of the State of Washington, with its principal place of business located in Seattle, WA, USA (hereafter referred to as “DDI-US”);

DoubleU Games Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea (“Korea”), with its principal place of business located in Seoul, Korea (hereafter referred to as “DUG”)

(DUG and DDI-US are collectively referred to as the “Parties” and individually referred to as a “Party”)

RECITALS

In consideration of the mutual covenants and agreements set form below, the Parties hereby agree as follows.

1. DEFINITIONS

1.1	“Costs” shall mean the following:

Total direct and indirect cost of game development for DoubleDown Casino, HR costs, operating costs, included but limited to any overhead costs, or as otherwise determined by or agreed to by the Parties.

Costs will be calculated based on quarterly estimated amount.

1.2

“Services” means game development work for DoubleDown Casino as set forth in Appendix A and works as otherwise agreed to by the Parties. DDI-US personnel will define game development strategy and agenda, approve budgets, and supervise etc. for the Services.

1.3

“DDI Slot IP” means the intellectual property rights of slot games planned by DDI- US for use in the DoubleDown Casino app, etc. According to DDI-US’s outsourcing, DUG can produce slot games based on DDI Slot IP. Slot games produced based on DDI Slot IP under this agreement are owned by DDI-US.

1.4

“Third-party Slot IP” means Slot IP that is not owned by DDI-US. DDI-US can license Third-Party Slot IP from a third party to produce slot games based on the IP and service them in game apps such as the DoubleDown Casino app. DUG can also be a third party.

2.	COMPENSATION

2.1	In consideration for the Services performed by DUG hereunder, DDI-US shall pay DUG a Service Fee as set forth in Appendix B.

2.2	[***].

2.3	[***].

2.4	Payment.

Within [***] days from receiving the invoice, DDI-US shall pay estimated Service Fee over the next [***] months. The next quarterly estimated Service Fee will reflect deficit or excess of the last quarter.

Any and all amounts not timely paid by DDI-US shall accrue interest in accordance with the applicable law. All payments, hereunder, shall be in United States Dollars. Any currency or foreign exchange risk relating to such payments shall be borne by DDI-US.

2.5

Taxes, Tariffs and Fees. In accordance with the tax treaty between the countries of the Parties. The Service Fees are exclusive of all taxes, tariffs and other fees, including national and local sales, use or value added taxes, goods and services tax, consumption tax, customs duties, levies, assessments, withholding taxes or similar charges imposed by any governmental entity. DDI-US shall pay for all such taxes, tariffs and other fees without reduction in the Service Fee charged by DUG. However, DDI-US won’t be responsible for any income tax incurred due to reasons attributable to DUG.

2.6

Adjustment. In the event that any amount paid by DDI-US to a DUG under Section 2 hereof is subject to adjustment by any governmental tax, DDI-US shall pay to the DUG, or the DUG shall pay to the DDI-US, as the case may be, the full amount of such adjustment plus applicable interest.

3.	TERM AND TERMINATION

3.1	Termination. The Parties of the Agreement may terminate this Agreement at any time upon [***] days written notice.

4.	CONFIDENTIALITY.

4.1

Each Party acknowledges that, from time to time, it may receive information from or regarding the other Party (each, a “Disclosing Party”) in the nature of trade secrets or that otherwise is confidential, the release or disclosure of which could be damaging to the other Party or Persons with which it does business (“Confidential Information”).

4.2

Each Party receiving any Confidential Information (each, a “Receiving Party”) shall use any Confidential Information it receives solely for the purposes set forth in this Agreement, and hold it in strict confidence with the same degree of care as it uses to avoid unauthorized use, disclosure, publication or dissemination of its own confidential information of a similar nature, but in no event less than a reasonable degree of care; provided that a Receiving Party may disclose such Confidential Information to any employee, independent contractor or professional advisor of such Receiving Party that agrees to abide by confidentiality restrictions at least as restrictive as contained in this Section 4; provided, further, that a Receiving Party may disclose such Confidential Information to the extent required by any legal, accounting or regulatory requirements (including the requirements of any securities exchange) or in connection with enforcing its rights under this Agreement.

4.3

The confidentiality restrictions in this Section 4 shall not apply to any Confidential Information as to which the Receiving Party can demonstrate that such Confidential Information: (i) is or became public knowledge through no action of such Receiving Party, officers, directors, representatives or agents in violation of this Agreement; (ii) has been provided to such Receiving Party without restriction by an independent Third Party who has not, directly or indirectly, received such Confidential Information from such Receiving Party; (iii) was properly in the possession of such Receiving Party prior to the time of receipt of such Confidential Information; (iv) is required to be disclosed by law, regulation or court order (provided that such Receiving Party shall notify the Disclosing Party promptly of any request for that Confidential Information, before disclosing it if practicable); or (v) was developed independently by such Receiving Party in the course of work by employees or other agents of such Receiving Party without use of such Confidential Information.

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IN WITNESS WHEREOF, DUG and DDI-US have executed the Agreement as of the following date.

November 9, 2023

DoubleU Games Co., Ltd.

By:	/s/ Jay Choi
Name:	Jaeyoung (Jay) Choi
Title:	Chief Finance Officer

DoubleDown Interactive LLC

By:	/s/ Joseph Sigrist
Name:	Joseph Sigrist
Title:	Chief Finance Officer

APPENDIX A

Services

1.	Development of slot games based on DDI Slot IP

- [***]

2.	Development of slot games based on Third-party Slot IP

- [***]

APPENDIX B

Service Fees

Service Fees. DDI-US shall pay DUG for all Services performed under the terms and conditions of this agreement a fee equal to [***], or as otherwise agreed to by the Parties, or as otherwise adjusted under the terms and conditions of this Agreement.